Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513 www.generaldynamics.com	News
April 27, 2016
Contact: Lucy Ryan
Tel: 703 876 3631
lryan@generaldynamics.com

General Dynamics Reports First-Quarter 2016 Results

•	Diluted earnings per share from continuing operations up 9.3% to $2.34

•	Operating margin of 13.6%, a 40 basis-point improvement

•	Operating earnings up 2.5% to $1.05 billion

•	Earnings from continuing operations up 2% to $730 million

FALLS CHURCH, Va. - General Dynamics (NYSE: GD) today reported first-quarter 2016 earnings from continuing operations of $730 million, a 2 percent increase over first-quarter 2015, on revenue of $7.7 billion. Diluted earnings per share from continuing operations were $2.34 compared to $2.14 in the year-ago quarter, a 9.3 percent increase.

“General Dynamics delivered a strong first quarter, with all four groups contributing to our outstanding operating performance,” said Phebe N. Novakovic, chairman and chief executive officer of General Dynamics. “We generated positive operating leverage and achieved the sixth straight quarter with operating earnings of more than one billion dollars.”

Margin
Company-wide operating margin for the first quarter of 2016 was 13.6 percent, a 40 basis-point increase when compared to 13.2 percent in first-quarter 2015. Three of the company's four business groups expanded margins over the year-ago period.

Cash
Net cash provided by operating activities in the quarter totaled $439 million. Free cash flow from operations, defined as net cash provided by operating activities less capital expenditures, was $374 million.

Capital Deployment
The company repurchased 7.8 million of its outstanding shares in the first quarter. In addition, in March, the board of directors increased the company’s quarterly dividend by 10.1 percent to $0.76 per share, representing the company’s 19th consecutive annual dividend increase.

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Backlog
General Dynamics’ total backlog at the end of first-quarter 2016 was $64.7 billion. There was order activity across the Gulfstream product portfolio and strong demand for defense products, which resulted in a book-to-bill ratio (orders divided by revenue) of one-to-one in the Combat Systems group and greater than one-to-one in the Information Systems and Technology group. The estimated potential contract value, representing management’s estimate of value in unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options, was $24.5 billion. Total potential contract value, the sum of all backlog components, was $89.2 billion at the end of the quarter.

About General Dynamics
Headquartered in Falls Church, Virginia, General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; C4ISR and IT solutions; and shipbuilding. The company’s revenues in 2015 were $31.5 billion. More information is available at www.generaldynamics.com.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter securities analyst conference call at 9 a.m. EDT on Wednesday, April 27, 2016. The webcast will be a listen-only audio event, available at www.generaldynamics.com. An on-demand replay of the webcast will be available by 12 p.m. on April 27 and will continue for 12 months. To hear a recording of the conference call by telephone, please call 855-859-2056 (international: 404-537-3406); passcode 89290991. The phone replay will be available from 3 p.m. April 27 through May 3, 2016.

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EXHIBIT A
CONSOLIDATED STATEMENTS OF EARNINGS - (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter			Variance
	2016		2015	$	%
Revenue	$7,724		$7,784	$(60)	(0.8)%
Operating costs and expenses	6,671		6,757	86
Operating earnings	1,053		1,027	26	2.5%
Interest, net	(22)		(21)	(1)
Other, net	10		3	7
Earnings from continuing operations before income tax	1,041		1,009	$32	3.2%
Provision for income tax, net	311		293	(18)
Earnings from continuing operations	$730		$716	$14	2.0%
Discontinued operations	(13)	*	—	(13)
Net earnings	$717		$716	$1	0.1%
Earnings per share—basic
Continuing operations	$2.37		$2.18	$0.19	8.7%
Discontinued operations	$(0.04)	*	$—	$(0.04)
Net earnings	$2.33		$2.18	$0.15	6.9%
Basic weighted average shares outstanding	307.9		329.2
Earnings per share—diluted
Continuing operations	$2.34		$2.14	$0.20	9.3%
Discontinued operations	$(0.04)	*	$—	$(0.04)
Net earnings	$2.30		$2.14	$0.16	7.5%
Diluted weighted average shares outstanding	312.3		334.7

*	In the first quarter of 2016, we recognized a final adjustment to the loss on the sale of our axle business in the Combat Systems group. The business was sold in 2015.

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EXHIBIT B
REVENUE AND OPERATING EARNINGS BY SEGMENT - (UNAUDITED)
DOLLARS IN MILLIONS

	First Quarter		Variance
	2016	2015	$	%
Revenue:
Aerospace	$1,987	$2,108	$(121)	(5.7)%
Combat Systems	1,273	1,363	(90)	(6.6)%
Information Systems and Technology	2,333	2,370	(37)	(1.6)%
Marine Systems	2,131	1,943	188	9.7%
Total	$7,724	$7,784	$(60)	(0.8)%
Operating earnings:
Aerospace	$411	$431	$(20)	(4.6)%
Combat Systems	217	204	13	6.4%
Information Systems and Technology	248	217	31	14.3%
Marine Systems	192	188	4	2.1%
Corporate	(15)	(13)	(2)	(15.4)%
Total	$1,053	$1,027	$26	2.5%
Operating margin:
Aerospace	20.7%	20.4%
Combat Systems	17.0%	15.0%
Information Systems and Technology	10.6%	9.2%
Marine Systems	9.0%	9.7%
Total	13.6%	13.2%

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EXHIBIT C
CONSOLIDATED BALANCE SHEETS
DOLLARS IN MILLIONS

	(Unaudited)
	April 3, 2016	December 31, 2015
ASSETS
Current assets:
Cash and equivalents	$1,907	$2,785
Accounts receivable	3,654	3,446
Contracts in process	4,705	4,357
Inventories	3,504	3,366
Other current assets	418	617
Total current assets	14,188	14,571
Noncurrent assets:
Property, plant and equipment, net	3,477	3,466
Intangible assets, net	759	763
Goodwill	11,595	11,443
Other assets	1,683	1,754
Total noncurrent assets	17,514	17,426
Total assets	$31,702	$31,997
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$501	$501
Accounts payable	2,150	1,964
Customer advances and deposits	5,560	5,674
Other current liabilities	4,212	4,306
Total current liabilities	12,423	12,445
Noncurrent liabilities:
Long-term debt	2,899	2,898
Other liabilities	5,798	5,916
Total noncurrent liabilities	8,697	8,814
Shareholders' equity:
Common stock	482	482
Surplus	2,740	2,730
Retained earnings	23,687	23,204
Treasury stock	(13,386)	(12,392)
Accumulated other comprehensive loss	(2,941)	(3,286)
Total shareholders' equity	10,582	10,738
Total liabilities and shareholders' equity	$31,702	$31,997

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EXHIBIT D
CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)
DOLLARS IN MILLIONS

	Three Months Ended
	April 3, 2016	April 5, 2015
Cash flows from operating activities—continuing operations:
Net earnings	$717	$716
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	90	94
Amortization of intangible assets	27	30
Equity-based compensation expense	27	40
Excess tax benefit from equity-based compensation	(15)	(30)
Deferred income tax provision	20	(8)
Discontinued operations	13	—
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	(195)	388
Contracts in process	(337)	152
Inventories	(133)	(183)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	179	210
Customer advances and deposits	(209)	(871)
Income taxes payable	268	251
Other current liabilities	(70)	(38)
Other, net	57	(6)
Net cash provided by operating activities	439	745
Cash flows from investing activities:
Capital expenditures	(65)	(98)
Maturities of held-to-maturity securities	—	500
Other, net	(53)	94
Net cash (used) provided by investing activities	(118)	496
Cash flows from financing activities:
Purchases of common stock	(1,026)	(620)
Dividends paid	(215)	(206)
Proceeds from stock option exercises	33	87
Repayment of fixed-rate notes	—	(500)
Other, net	15	30
Net cash used by financing activities	(1,193)	(1,209)
Net cash used by discontinued operations	(6)	(8)
Net (decrease) increase in cash and equivalents	(878)	24
Cash and equivalents at beginning of period	2,785	4,388
Cash and equivalents at end of period	$1,907	$4,412

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EXHIBIT E
PRELIMINARY FINANCIAL INFORMATION - (UNAUDITED)
DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS

	First Quarter 2016	First Quarter 2015
Other Financial Information (a):
Debt-to-equity (b)	32.1%	29.5%
Debt-to-capital (c)	24.3%	22.8%
Book value per share (d)	$34.62	$35.04
Total taxes paid	$21	$53
Company-sponsored research and development (e)	$104	$96
Shares outstanding	305,646,967	328,732,777

Non-GAAP Financial Measures:

Free cash flow from operations:
Net cash provided by operating activities	$439	$745
Capital expenditures	(65)	(98)
Free cash flow from operations (f)	$374	$647

(a)
Prior period information has been restated to reflect the reclassification of debt issuance costs from other assets to debt in accordance with ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which we adopted in the fourth quarter of 2015.

(b)	Debt-to-equity ratio is calculated as total debt divided by total equity as of the end of the period.

(c)	Debt-to-capital ratio is calculated as total debt divided by the sum of total debt plus total equity as of the end of the period.

(d)	Book value per share is calculated as total equity divided by total outstanding shares as of the end of the period.

(e)	Includes independent research and development and Aerospace product-development costs.

(f)
We believe free cash flow from operations is a useful measure for investors because it portrays our ability to generate cash from our businesses for purposes such as repaying maturing debt, funding business acquisitions, repurchasing our common stock and paying dividends. We use free cash flow from operations to assess the quality of our earnings and as a performance measure in evaluating management. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities.

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EXHIBIT F
BACKLOG - (UNAUDITED)
DOLLARS IN MILLIONS

	Funded	Unfunded	Total Backlog	Estimated Potential Contract Value*	Total Potential Contract Value
First Quarter 2016
Aerospace	$12,465	$147	$12,612	$2,368	$14,980
Combat Systems	18,260	565	18,825	4,959	23,784
Information Systems and Technology	7,442	1,991	9,433	15,146	24,579
Marine Systems	16,547	7,317	23,864	1,999	25,863
Total	$54,714	$10,020	$64,734	$24,472	$89,206
Fourth Quarter 2015
Aerospace	$13,292	$106	$13,398	$2,437	$15,835
Combat Systems	18,398	597	18,995	5,059	24,054
Information Systems and Technology	6,827	1,755	8,582	14,702	23,284
Marine Systems	13,266	11,879	25,145	2,263	27,408
Total	$51,783	$14,337	$66,120	$24,461	$90,581
First Quarter 2015
Aerospace	$12,947	$147	$13,094	$2,699	$15,793
Combat Systems	18,942	462	19,404	5,459	24,863
Information Systems and Technology	6,842	1,815	8,657	15,296	23,953
Marine Systems	17,248	12,138	29,386	2,143	31,529
Total	$55,979	$14,562	$70,541	$25,597	$96,138

*
The estimated potential contract value represents management's estimate of our future contract value under unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts, including options to purchase new aircraft and long-term agreements with fleet customers, as applicable. Because the value in the unfunded IDIQ arrangements is subject to the customer's future exercise of an indeterminate quantity of orders, we recognize these contracts in backlog only when they are funded. Unexercised options are recognized in backlog when the customer exercises the option and establishes a firm order.

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EXHIBIT G
FIRST QUARTER 2016 SIGNIFICANT ORDERS (UNAUDITED)
DOLLARS IN MILLIONS
We received the following significant orders during the first quarter of 2016:
Combat Systems

•	$405 from the Swiss government to upgrade Duro tactical vehicles through 2022.

•	$180 from the U.S. Army for spare parts and inventory management and support services for the Stryker family of vehicles.

•	$60 from the Army to design, develop and produce eight prototype Stryker vehicles with an integrated 30-millimeter gun system.
Information Systems and Technology

•	$310 for several space payloads.

•	$170 for new hardware, software and equipment to upgrade the United Kingdom Ministry of Defence's Bowman tactical communication system.

•	$160 from the Army for additional equipment for the Warfighter Information Network-Tactical (WIN-T) Increment 2 program.

•	$155 from the National Geospatial-Intelligence Agency (NGA) to consolidate NGA's operations from six locations to one stand-alone location at New Campus East (NCE).

•	$140 from the Army for ruggedized computing equipment under the CHS-4 program.

•	$95 for combat and seaframe control systems on an Independence-variant Littoral Combat Ship (LCS) for the U.S. Navy.
Marine Systems

•	$155 from the Navy for the planning and execution of depot-level maintenance, alterations and modifications to the USS Essex (LHD-2).

•	$140 from the Navy for lead yard and design services for the Virginia-class submarine program.

•	$80 from the Navy for Advanced Nuclear Plant Studies (ANPS) in support of the Ohio-class submarine replacement program.

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EXHIBIT H
AEROSPACE SUPPLEMENTAL DATA - (UNAUDITED)

	First Quarter
	2016	2015
Gulfstream Green Deliveries (units):
Large-cabin aircraft	25	27
Mid-cabin aircraft	6	7
Total	31	34
Gulfstream Outfitted Deliveries (units):
Large-cabin aircraft	19	25
Mid-cabin aircraft	8	7
Total	27	32
Pre-owned Deliveries (units):	1	1

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